Exhibit 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES ANNOUNCES HIGHER FOURTH QUARTER 2001 OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, January 22, 2002:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the fourth quarter ended December 31, 2001. Operating revenues increased 3% to $320.5 million compared to $311.4 million in fourth quarter 2000. Net income increased 10% to $13.7 million compared to $12.5 million in fourth quarter 2000. Earnings per share for fourth quarter 2001 were $.28 per share, or 8% higher than the $.26 per share earned in fourth quarter 2000.

     For the year, operating revenues of $1.271 billion in 2001 were 5% higher than the $1.215 billion of operating revenues in 2000. Net income decreased slightly to $47.7 million in 2001, compared to $48.0 million in 2000. Earnings per share decreased slightly to $.99 per share, compared to the $1.02 per share in 2000.

     "Earnings improvement continued in fourth quarter 2001 despite difficult operating conditions," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Disciplined execution of our operating plan enabled Werner Enterprises to maintain its high equipment utilization. Revenue per truck per week, net of fuel surcharge, was $2,910, a 1% increase over our revenue per truck per week in fourth quarter 2000. Recognizing that the economy was weaker in fourth quarter 2001 than fourth quarter 2000, I am pleased with the improvement in our revenue per truck per week."

     Freight demand remained soft throughout the quarter, compared to the same period a year ago. Werner Enterprises continued to add or replace freight to counter the impact of a weak economy. While business inventory levels in the United States are at low levels, to date we have not yet experienced a pickup in freight demand that would be expected to replenish these inventories. As a result, we plan to continue growing our fleet at a lower rate in the near term. However, we plan to increase our growth rate when we see better returns.

     Average diesel fuel prices were about 40 cents per gallon lower in fourth quarter 2001, compared to the very high prices of fourth quarter 2000. However, current fuel prices are comparable to average prices over the last ten years. In periods when fuel prices are high, the Company collects fuel surcharge revenues to reimburse the Company for the high cost of fuel. In periods when fuel prices decrease, such as fourth quarter 2001, the Company's fuel surcharge revenues decrease. Excluding lower fuel surcharge revenues, operating revenues grew 7% in fourth quarter 2001 compared to fourth quarter 2000.

     The truckload industry continues to face a combination of negative trends that are causing weaker carriers to exit the market in record numbers. The weakened value of used trucks, skyrocketing liability insurance premiums, more restrictive equipment lending standards, and a weaker economy are some of these significant trends. Trucking company failures in 2001 are estimated to be about 4,000, more than double the average annual rate of failures that occurred in the previous 15 years.

     With regard to the weak used truck pricing market, in second quarter 2001 we renegotiated our trade agreements with our primary truck manufacturer. We have also been expanding our nationwide retail truck sales network that has been a leading seller of used Company trucks for ten years. The buying power of being a large purchaser of trucks combined with our extensive retail truck sales network uniquely positions Werner Enterprises to minimize the impact of a weak used truck pricing market. The Company plans to continue its current truck replacement cycle. As of December 31, 2001, the average age of our company truck fleet is 1.5 years.

     For over ten years, we have self-insured and managed virtually all of our liability insurance claims with qualified Risk Department professionals. As a result, higher liability insurance rates have had a less significant effect on Werner Enterprises than on many other carriers, impacting the Company only for catastrophic claim coverage. Werner Enterprises renewed its annual catastrophic liability insurance coverage effective August 1, 2001, and the effect of the increase in premiums was less than 10% of the Company's total annual insurance and claims expense. Industry sources have reported that other trucking companies have experienced insurance increases of 50% to 100%. Some carriers are reacting to these cost increases by reducing their liability insurance coverage to lower coverage amounts, some as low as the minimum allowable level prescribed by the U.S. Department of Transportation of $750,000 per claim.

     Over  the  past year, Werner Enterprises reduced its  debt  by  $55 million, and our invested cash exceeds our only remaining debt. At the same time, stockholders' equity has grown to $590 million. For 2001, cash flow from operations was $226.9 million, or 33% higher than 2000. Our strong financial position is increasingly important to customers and employees.

      "Werner Enterprises remains committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, excellent service, advanced technology, financial strength, and experienced workforce provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of        Quarter       % of
                              Ended      Operating      Ended      Operating
                            12/31/01     Revenues     12/31/00     Revenues
                            --------     --------     --------     --------
Operating revenues          $320,547        100.0     $311,435        100.0
                            --------     --------     --------     --------

Operating expenses:
   Salaries, wages and
     benefits                118,477         37.0      109,690         35.2
   Fuel                       27,160          8.5       39,335         12.6
   Supplies and maintenance   29,940          9.3       24,250          7.8
   Taxes and licenses         23,829          7.4       22,915          7.4
   Insurance and claims       10,428          3.3        9,020          2.9
   Depreciation               28,935          9.0       28,181          9.0
   Rent and purchased
     transportation           53,884         16.8       51,949         16.7
   Communications and
     utilities                 3,778          1.2        3,605          1.2
   Other                       1,400          0.4        1,665          0.5
                            --------     --------     --------     --------
      Total operating
        expenses             297,831         92.9      290,610         93.3
                            --------     --------     --------     --------
Operating income              22,716          7.1       20,825          6.7
                            --------     --------     --------     --------

Other expense (income):
   Interest expense              760          0.2        1,913          0.6
   Interest income              (595)        (0.2)        (890)        (0.3)
   Other                         559          0.2         (358)        (0.1)
                            --------     --------     --------     --------
      Total other expense        724          0.2          665          0.2
                            --------     --------     --------     --------

Income before income taxes    21,992          6.9       20,160          6.5
Income taxes                   8,247          2.6        7,661          2.5
                            --------     --------     --------     --------
Net income                   $13,745          4.3      $12,499          4.0
                            ========     ========     ========     ========

Diluted shares outstanding    48,576                    47,252
                            ========                  ========
Diluted earnings per share      $.28                      $.26
                            ========                  ========

                                       OPERATING STATISTICS
                                    (Quarter Ended December 31)

Average monthly miles per
  tractor                     10,273                    10,242
Average revenues per total
  mile (1)                    $1.227                    $1.222
Average revenues per loaded
  mile (1)                    $1.360                    $1.354
Average percentage of empty
  miles                         9.78%                     9.74%
Average tractors in service    7,766                     7,402
Average revenues per truck
  per week (1)                $2,910                    $2,889
Non-trucking revenues (in
  thousands)                 $20,091                   $15,225
Total tractors (at quarter
  end)
     Company                   6,640                     6,300
     Owner-operator            1,135                     1,175
                            --------                  --------
          Total tractors       7,775                     7,475

Total trailers (at quarter
  end)                        19,775                    19,770


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                             (In thousands, except per share amounts)

                              Year         % of         Year         % of
                             Ended      Operating      Ended      Operating
                            12/31/01     Revenues     12/31/00     Revenues
                          ----------     --------   ----------     --------
Operating revenues        $1,270,519        100.0   $1,214,628        100.0
                          ----------     --------   ----------     --------

Operating expenses:
   Salaries, wages and
     benefits                457,433         36.0      429,825         35.4
   Fuel                      131,498         10.3      137,620         11.3
   Supplies and maintenance  117,882          9.3      102,784          8.5
   Taxes and licenses         93,628          7.4       89,126          7.3
   Insurance and claims       41,946          3.3       34,147          2.8
   Depreciation              116,043          9.2      109,107          9.0
   Rent and purchased
     transportation          214,336         16.9      216,917         17.9
   Communications and
     utilities                14,365          1.1       14,454          1.2
   Other                       4,059          0.3       (2,173)        (0.2)
                          ----------     --------   ----------     --------
      Total operating
        expenses           1,191,190         93.8    1,131,807         93.2
                          ----------     --------   ----------     --------
Operating income              79,329          6.2       82,821          6.8
                          ----------     --------   ----------     --------

Other expense (income):
   Interest expense            3,775          0.3        8,169          0.7
   Interest income            (2,628)        (0.2)      (2,650)        (0.3)
   Other                       1,791          0.1         (154)         0.0
                          ----------     --------   ----------     --------
      Total other expense      2,938          0.2        5,365          0.4
                          ----------     --------   ----------     --------

Income before income taxes    76,391          6.0       77,456          6.4
Income taxes                  28,647          2.2       29,433          2.4
                          ----------     --------   ----------     --------
Net income                   $47,744          3.8      $48,023          4.0
                          ==========     ========   ==========     ========

Diluted shares outstanding    48,110                    47,257
                          ==========                ==========
Diluted earnings per share     $0.99                     $1.02
                          ==========                ==========

                                       OPERATING STATISTICS
                                     (Year Ended December 31)

Average monthly miles per
  tractor                     10,305                    10,464
Average revenues per total
  mile (1)                    $1.208                    $1.197
Average revenues per loaded
  mile (1)                    $1.342                    $1.328
Average percentage of empty
  miles                         9.96%                     9.88%
Average tractors in service    7,698                     7,303
Average revenues per truck
  per week (1)                $2,874                    $2,889
Non-trucking revenues (in
  thousands)                 $74,001                   $65,977
Total tractors (at year
  end)
     Company                   6,640                     6,300
     Owner-operator            1,135                     1,175
                          ----------                ----------
          Total tractors       7,775                     7,475

Total trailers (at year
  end)                        19,775                    19,770


(1)  Net of fuel surcharge revenues.




                                    BALANCE SHEET DATA
                                      (In thousands)

                              As of                     As of
                            12/31/01                  12/31/00
                            --------                  --------

Cash and cash equivalents    $74,366                   $25,485

Current assets              $236,067                  $206,777

Total assets                $964,014                  $927,207

Current liabilities         $152,257*                 $101,419

Total debt (current and
  long-term)                 $50,000                  $105,000

Stockholders' equity        $590,049                  $536,084


* Current liabilities include $30 million of debt which matures in November 2002.

       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,775 trucks and 19,775 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com. If you are interested in keeping up to date on the Company's news releases or SEC filings, you can obtain automatic Internet e-mail alerts by going to www.werner.com, clicking on Investor Relations (upper right hand corner), clicking on e-mail alerts (lower left hand corner), entering your e-mail address, and completing the registration information.

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.